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                     August 4, 2021

       Stefan Selig
       Chairman of the Board of Directors
       Rotor Acquisition Corp.
       The Chrysler Building
       405 Lexington Avenue
       New York, New York 10174

                                                        Re: Rotor Acquisition
Corp.
                                                            Amendment No. 2 to
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 2,
2021
                                                            File No. 001-39897

       Dear Mr. Selig:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Evan D   Amico